Exhibit 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Date: March 21, 2005	NORTHROP GRUMMAN CORPORATION

	By:	/s/ John H. Mullan
John H. Mullan, Corporate Vice President and Secretary

Date: March 21, 2005	NORTHROP GRUMMAN SPACE & MISSION SYSTEMS CORP.

	By:	/s/ Kathleen M. Salmas
Kathleen M. Salmas, Secretary

Date: March 21, 2005	RICHMOND TAI INC.

	By:	/s/ Kathleen M. Salmas
Kathleen M. Salmas, Secretary

Date: March 21, 2005	RICHMOND U.K. INC.

	By:	/s/ Kathleen M. Salmas
Kathleen M. Salmas, Secretary